EXHIBIT 99.1

Conference Call Script
LQDT Q4 and FY 2006

Julie Davis, Investor Relations

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Year 2006 and the three months ending September 30, 2006.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CFO, Jim Rallo.

Jim Rallo, CFO

Thanks Julie.

Welcome and good afternoon.

We appreciate the opportunity to update you on the performance of our business.

As detailed in our earnings press release for the fourth quarter and the fiscal year we had a strong finish for the year, as we continued to execute our strategy to develop the leading online marketplaces for wholesale, surplus and salvage assets.

The Company reported record consolidated fourth quarter revenue of $39.8 million, representing a growth rate of approximately 64% when compared to the prior year’s comparable period; and adjusted EBITDA of $4.0 million, representing a growth rate of approximately 119% when compared to the prior year’s comparable period.  LSI also reported gross merchandise volume, or GMV, of $45.9 million for the fourth quarter, representing a growth rate of approximately 65% when compared to the prior year’s comparable period.

The Company reported record consolidated fiscal year 2006 revenue of $147.8 million, representing a growth rate of approximately 65% when compared to the prior year; and adjusted EBITDA of $15.0 million, representing a growth rate of approximately 125% when compared to the prior year.  LSI also reported record gross merchandise volume of $173.1 million for fiscal year 2006, representing a growth rate of approximately 69% when compared to the prior year.

Net income in the fourth quarter was $2.2 million or $0.08 diluted earnings per share. Adjusted net income in the fourth quarter was $2.4 million or $0.09 adjusted diluted earnings per share.

Net income for fiscal year 2006 was $8.0 million or $0.31 diluted earnings per share. Adjusted net income for fiscal year 2006 was $8.4 million or $0.32 adjusted diluted earnings per share.

We are pleased that GMV, revenue and EPS for the fourth quarter and the year were all ahead of the high end of our guidance range we provided during our last call.

I will now discuss in more detail our results for the quarter and then the fiscal year.

The amount of gross merchandise volume transacted through our marketplaces increased $18.0 million, or 64.8%, to $45.9 million for the quarter ended September 30, 2006 from $27.9 million for the quarter ended September 30, 2005. We believe this increase is primarily attributable to (1) our scrap contract with the DoD, which had its fourth full quarter of operations accounting for 34.7% of revenue and 30.1% of gross merchandise volume and (2) increased supply from our corporate sellers, which is primarily represented by our consignment business and grew approximately 115% during fiscal year 2006.

Revenue increased $15.6 million, or 64.1%, to $39.8 million for the quarter ended September 30, 2006 from $24.2 million for the quarter ended September 30, 2005.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $1.9 million, or 99.7%, to $3.8 million for the quarter ended September 30, 2006 from $1.9 million for the quarter ended September 30, 2005, primarily due to the increase in revenue.  As a percentage of revenue, cost of goods sold (excluding amortization) increased to 9.4% in the quarter ended September 30, 2006 compared to 7.8% in the quarter ended September 30 2005, primarily due to an increase in costs of goods related to the growth under our contracts with the Department of Defense ($0.3 million of which is related to the start-up of our Germany operations), and merchandise we purchased for our own account and sold on Liquidation.com.

Profit-sharing distributions increased $8.2 million, or 65.0%, to $20.8 million for the quarter ended September 30, 2006 from $12.6 million for the quarter ended September 30, 2005, which was primarily due to the addition of our scrap contract with the DoD, which utilizes our profit-sharing model. As a percentage of revenue, profit-sharing distributions were consistent at 52.4% in the quarter ended September 30, 2006, and 52.1% in the quarter ended September 30, 2005.

Technology and operations expenses increased $1.9 million, or 47.7%, to $6.0 million for the quarter ended September 30, 2006 from $4.1 million for the quarter ended September 30, 2005. The increase was primarily due to the addition of $1.5 million of technology and operations personnel expenses needed to support the increase in gross merchandise volume.  Of this $1.5 million in expenses, $0.6 million related to the start up of our scrap business, and $0.7 million related to personnel needed to support the growth of our commercial business. As a percentage of revenue, these expenses decreased to 15.0% in the quarter ended September 30, 2006 from 16.7% in the quarter ended September 30, 2005. The decrease as a percentage of revenue is primarily the result of operating efficiencies gained as fixed costs, such as programming and customer support staff, were spread over a larger revenue base.

Sales and marketing expenses increased $0.8 million, or 47.3%, to $2.5 million for the quarter ended September 30, 2006 from $1.7 million for the quarter ended September 30, 2005. The increase was primarily due to $0.4 million of sales and marketing personnel expenses and $0.3 million in increased expenditures on marketing and promotional activities across our marketplaces needed to support our growth in gross merchandise volume.  As a percentage of revenue, these expenses decreased to 6.4% in the quarter ended September 30, 2006 from 7.1% in the quarter ended September 30, 2005. The decrease as a percentage of revenue is primarily the result of efficiencies gained as fixed costs, such as marketing staff, were spread over a larger revenue base.

General and administrative expenses increased $0.8 million, or 38.1%, to $2.9 million for the quarter ended September 30, 2006 from $2.1 million for the quarter ended September 30, 2005. The increase was primarily due to (1) our scrap contract resulting in $0.3 million of additional general and administrative expenses, (2) costs of $0.2 million related to accounting, legal, insurance, compliance and other expenses related to the requirements of being a public company and (3) expenses of $0.3 million related to the adoption of FAS 123(R). As a percentage of revenue, these expenses decreased to 7.3% in the quarter ended September 30, 2006 from 8.7% in the quarter ended September 30, 2005. The decrease as a percentage of revenue is primarily the result of efficiencies gained as fixed costs, such as senior executive staff, were spread over a larger revenue base.

Amortization of contract intangibles increased $0.1 million, or 49.3%, to $0.2 million for the quarter ended September 30, 2006 from $0.1 million for the quarter ended September 30, 2005.  This increase resulted from our DoD scrap contract award during June 2005. This contract required us to purchase the rights to operate the scrap operations of the DoD during the seven year base term of the contract. The intangible asset created from the $5.7 million purchase is being amortized over 84 months on a straight line basis, which began in August 2005.

Depreciation and amortization expenses increased $0.1 million, or 54.1%, to $0.2 million for the quarter ended September 30, 2006 from $0.1 million for the quarter ended September 30, 2005.  This increase is the result of $2.0 million of capital expenditures incurred during fiscal year 2006, as we invested in our distribution center network.

Interest income and expense and other income, net, of $0.5 million of income for the quarter ended September 30, 2006 changed by $0.7 million from $0.2 million of expense for the quarter ended September 30, 2005.  This change is a result of the completion of our initial public offering in February 2006 when we repaid the $2.4 million indebtedness associated with our senior credit facility as well as our $2.0 million subordinated note payable and invested the remaining proceeds.

Income tax expense increased $1.8 million to $1.6 million for the quarter ended September 30, 2006 from a $0.2 million credit for the quarter ended September 30, 2005, due to the increase in income before provision for income taxes and the exhaustion of our remaining federal NOLs in the year ended September 30, 2005 during which our effective tax rate was 22%, compared to 40% for the current period.  In addition, we reversed a valuation allowance on our deferred tax asset related to state NOL’s during the quarter ended September 30, 2005, which resulted in a credit balance for the tax provision, for that period.

Adjusted net income increased $0.8 million, or 51.6%, to $2.4 million for the quarter ended September 30, 2006 from $1.6 million for the quarter ended September 30, 2005, as a result of the items discussed previously.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA increased $2.2 million or 119% to $4.0 million for the quarter ended September 30, 2006 from $1.8 million for the quarter ended September 30, 2005.  As a percentage of revenue adjusted EBITDA increased to 10.2% for the quarter ended September 30, 2006 from 7.6% for the quarter ended September 30, 2005.  The increase is primarily due to operating efficiencies gained as a result of the growth in GMV.

Adjusted basic earnings per share increased $0.01 to $0.09 for the quarter ended September 30, 2006, based on 27.5 million weighted average shares outstanding, from $0.08 and 19.0 million weighted average shares outstanding for the quarter ended September 30, 2005.

Adjusted diluted earnings per share increased $0.02 to $0.09 for the quarter ended September 30, 2006, based on 28.2 million diluted weighted average shares outstanding, from $0.07 and 22.7 million diluted weighted average shares outstanding for the quarter ended September 30, 2005.

I will now discuss the fiscal year 2006 results, and will not provide explanations for changes from fiscal year 2005, when those explanations are similar to the ones previously discussed during my analysis of the fourth quarter.

The amount of gross merchandise volume transacted through our marketplaces increased $70.9 million, or 69.3%, to $173.1 million for the year ended September 30, 2006 from $102.2 million for the year ended September 30, 2005.

Revenue increased $58.4 million, or 65.3%, to $147.8 million for the year ended September 30, 2006 from $89.4 million for the year ended September 30, 2005.

Cost of goods sold (excluding amortization) increased $5.9 million, or 93.4%, to $12.2 million for the year ended September 30, 2006 from $6.3 million for the year ended September 30, 2005.  As a percentage of revenue, cost of goods sold (excluding amortization) increased to 8.2% in fiscal 2006 compared to 7.0% in fiscal 2005.

Profit-sharing distributions increased $31.3 million, or 63.9%, to $80.2 million for the year ended September 30, 2006 from $48.9 million for the year ended September 30, 2005.  As a percentage of revenue, profit-sharing distributions decreased to 54.3% in fiscal 2006 from 54.7% in fiscal 2005. This decrease is a result of faster growth in our commercial business, where most of our sellers have adopted our consignment model.

Technology and operations expenses increased $5.4 million, or 36.6%, to $20.1 million for the year ended September 30, 2006 from $14.7 million for the year ended September 30, 2005.  The increase was primarily due to the addition of 75 technology and operations personnel needed to support the increased volume of transactions and merchandise discussed above.  As a percentage of revenue, these expenses decreased to 13.6% in fiscal 2006 from 16.4% in fiscal 2005.

Sales and marketing expenses increased $3.4 million, or 61.0%, to $8.9 million for the year ended September 30, 2006 from $5.5 million for the year ended September 30, 2005. The increase was primarily due to our hiring of 20 additional sales and marketing personnel and $1.3 million in increased expenditures on marketing and promotional activities across our marketplaces. As a percentage of revenue, these expenses were consistent at 6.0% in fiscal 2006 and 6.2% in fiscal 2005.

General and administrative expenses increased $4.7 million, or 63.2%, to $12.1 million for the year ended September 30, 2006 from $7.4 million for the year ended September 30, 2005. The increase was primarily due to (1) our scrap contract resulting in $1.6 million of additional general and administrative expenses, (2) costs of $1.3 million related to additional accounting, legal, insurance, compliance and other expenses related to being a public company, (3) expenses of $0.6 million related to the adoption of FAS 123(R) and (4) costs of $1.2 million for executive and administrative staff to support our growth and the requirements of being a public company. As a percentage of revenue, these expenses were consistent at 8.2% in fiscal 2006 and 8.3% in fiscal 2005.

Amortization of contract intangibles increased $0.7 million, to $0.8 million for the year ended September 30, 2006, from $0.1 million for the year ended September 30, 2005, as a result of our DoD scrap contract award during June 2005.

Depreciation and amortization expenses increased $0.1 million, or 24.3%, to $0.7 million for the fiscal year ended September 30, 2006 from $0.6 million for the year ended September 30, 2005.

Interest income and expense and other income, net, of $0.4 million of income for the year ended September 30, 2006 changed by $1.0 million from $0.6 million of expense for the year ended September 30, 2005.

Income tax expense increased $4.1 million to $5.3 million for the year ended September 30, 2006 from $1.2 million for the year ended September 30, 2005.

Adjusted net income increased $4.2 million, or 100%, to $8.4 million for the year ended September 30, 2006 from $4.2 million for the year ended September 30, 2005.  As a percentage of revenue adjusted net income increased to 5.7% for the year ended September 30, 2006 from 4.7% for the year ended September 30, 2005.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA increased $8.3 million or 125% to $15.0 million for the year ended September 30, 2006 from $6.7 million for the year ended September 30, 2005.  As a percentage of revenue adjusted EBITDA increased to 10.2% for the year ended September 30, 2006 from 7.5% for the year ended September 30, 2005.

Adjusted basic earnings per share increased $0.13, or 59.1%, to $0.35 for the year ended September 30, 2006, based on 24.1 million weighted average shares outstanding, from $0.22 and 19.0 million weighted average shares outstanding for the year ended September 30, 2005.

Adjusted diluted earnings per share increased $0.14, or 77.8%, to $0.32 for the year ended September 30, 2006, based on 26.1 million diluted weighted average shares outstanding, from $0.18 and 22.6 million diluted weighted average shares outstanding for the year ended September 30, 2005.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

Registered Buyers totaled approximately 524,000 at September 30, 2006, representing an increase of 138,000 or 36% over the approximate 386,000 Registered Buyers at September 30, 2005.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to approximately 993,000 in fiscal year 2006, an approximate 17% increase over the approximately 848,000 auction participants for fiscal year 2005.  Auction participants increased to approximately 246,000 for the quarter ended September 30, 2006, representing an increase of 16,000 or approximately 7% over the 230,000 Auction Participants for the quarter ended September 30, 2005.

Completed Transactions increased to approximately 194,000, an approximate 12% increase for fiscal year 2006 from the approximately 173,000 completed transactions for fiscal year 2005.  In addition, we experienced a 51.4% increase in the average value of our transactions, during Fiscal Year 2006, resulting from product mix, lotting and merchandising strategies, as well as buyer demand.  Completed transactions decreased to approximately 48,000 for the quarter ended September 30, 2006 from the approximately 49,000 completed transactions for the quarter ended September 30, 2005.  However, we experienced a 67.2% increase in the average value of our transactions over the same time period to over $953 for the quarter ended September 30, 2006 from approximately $570 for the quarter ended September 30, 2005.  This increase is being driven buy our buyers, who are looking for larger merchandise lots, especially in our scrap business.

The Company continues to have a strong balance sheet.  At September 30, 2006, LSI had $66.6 million of cash, current assets of $75.9 million and total assets of $88.0 million.  The Company continues to be debt free with current liabilities of $21.8 million and long-term liabilities of $0.5 million, for total liabilities of $22.3 million at September 30, 2006.  Stockholders Equity totaled $65.7 million at September 30, 2006.

Gross merchandise volume and revenue continue to diversify with the commercial sector growing approximately 115% and the introduction of our scrap contract during fiscal year 2006.  As a result, our Surplus contract with the Department of Defense has decreased to 40.1% of GMV and 46.3% of revenue for the quarter ended September 30, 2006 compared to 72.4% and 83.2%, respectively, for the quarter ended September 30, 2005.  For fiscal year 2006 the surplus contract decreased to 48.3% of GMV and 56.6% of revenue compared to 76.5% and 87.5%, respectively for fiscal year 2005.

Our Scrap contract accounted for 30.1% of GMV and 34.7% of revenue for the quarter ended September 30, 2006 and 22.6% and 26.5%, respectively for fiscal year 2006.

The Company has two primary pricing models, the profit sharing model and the consignment model.

The amount of business coming from sellers utilizing our consignment model has increased significantly as this pricing model is primarily used by our commercial clients; the consignment model now represents 21.3% of GMV and 7.5% of revenue for the quarter ended September 30, 2006 compared to 20.6% and 5.6%, respectively, for the quarter ended September 30, 2005.  For fiscal year 2006 the consignment model represented 22.4% of GMV and 7.2% of revenue compared to 18.5% and 5.2%, respectively for fiscal year 2005.

Thus, the profit sharing model, which is currently represented by the Company’s two significant contracts with the Department of Defense, or our surplus and scrap contracts, now represents 70.2% of GMV and 81.0% of revenue for the quarter ended September 30, 2006 compared to 73.5% and 84.5%, respectively, for the quarter ended September 30, 2005.  For fiscal year 2006 the profit sharing model represented 70.9% of GMV and 83.1% of revenue compared to 76.8% and 87.9%, respectively for fiscal year 2005.

The management team is providing the following guidance for the next quarter and fiscal year 2007, which reflects current business trends and our current operating environment, including the reengineering of certain business and inventory processes in our Surplus business with the Department of Defense (“DoD”), and the acquisition of STR, Inc., which closed on October 16, 2006.  Our results may also be materially affected by other factors, including the Company’s expectation that it will continue to make significant investments in its infrastructure and value-added services to support new business in both commercial and public sector markets.

We continued to make investments in our U.S. distribution center operations. In July 2006, we signed a lease for a 94,000 square-foot distribution center in Plainfield, Indiana, a suburb of Indianapolis.  We expect to incur start-up costs associated with the Indiana distribution center during the next quarter.  In addition, we may open a new distribution center in the Southeast during Fiscal Year 2007.  We would expect to have additional capital expenditures associated with our distribution center network, which may result in total capital expenditures for FY 2007 of $1.0 to $1.5 million.

Included in our Scrap contract with the DoD is an incentive, which can increase the amount of profit sharing distribution we receive from 20% up to 22%.  This incentive is based on the amount of scrap sold to small businesses during the preceding 12 months.  This increase in the profit-sharing rate is retroactive for the preceding 12 months measured at June 30, and thus we would expect to receive this 12 month benefit, in the quarter ended June 30, 2007, and have included it in our guidance.  We have an opportunity to receive this incentive annually throughout the Scrap contract.  In addition, we have incentives in our Surplus contract associated with the new contract modification, which allows us to receive up to an additional 5.5% of the profit sharing distribution above our new base rate of 25%.  We have assumed that we will not receive any of the Surplus contract incentive payments in our guidance below, as the period we would be eligible to record such incentive may not occur in Fiscal Year 2007.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock based compensation associated with the adoption of FAS 123 (R), which we estimate to be approximately $325,000 to $350,000 per quarter for fiscal year 2007.

We expect GMV for fiscal year 2007 to be in the range of $220 million to $225 million.  For the next quarter, we expect GMV to be in the range of $48 million to $50 million.

We expect Adjusted EBITDA for fiscal year 2007 to be in the range of $19 million to $20 million.  For the next quarter, we expect Adjusted EBITDA to be in the range of $3.6 million to $3.8 million.

We estimate that Adjusted Earnings Per Diluted Share for fiscal year 2007 to be in the range of $0.40 to $0.42.  For the next quarter, we estimate Adjusted Earnings Per Diluted Share to be approximately $0.08.

I will now turn our discussion over to Bill.

Bill Angrick, CEO

Good afternoon.

As detailed in our earnings press release, Q4 was an outstanding quarter for the Company that capped a very strong year overall.

We are pleased that our GMV and EPS results both came in above the top end of our guidance for Q4.

During Q4 we enhanced our overall business. Our scrap and commercial businesses continued to enjoy strong growth. In addition, LSI completed its acquisition of STR on October 16, our first since becoming a public company.  During the quarter we also executed an important modification to our DOD Surplus contract to deliver additional value added services to the DoD which we believe further strengthens an already strong relationship. By serving this client well under our modified Surplus contract, we have positioned the company to create value for the DoD and earn meaningful financial incentives for doing so.

Taking a step back and looking at full FY2006 results, the company has made tremendous progress in executing its strategy to develop the largest and most efficient online wholesale marketplace.

First, we are building critical mass to serve a very large and fragmented marketplace. During FY2006 we attracted nearly 1 million auction participants to our online marketplace and transacted over $173 million of GMV in over 500 product categories from new to scrap condition. During the year and Q4 we attracted an average of approximately five auction participants per completed transaction which provides a very robust level of competition for offered assets. This level of buyer competition compares very favorably with other e-commerce auction marketplaces.

Second, our business model is scalable. For FY2006 our adjusted EBITDA margins expanded to 8.7% of GMV from 6.4% during FY2005. We achieved this margin expansion notwithstanding our transition to a public company cost structure and other investments made to support growth. We continue to make substantial investments in developing the infrastructure, services and personnel to support a much larger business. For example during the quarter we opened a new buyer customer service center co-located in our Dallas, TX facility and began testing new delabeling services with selected large sellers. Over time we expect to achieve greater efficiencies in these areas as we grow.

Finally, we are an innovative company that is able to develop and deliver differentiated services and products into the marketplace. We are a knowledge business and with every completed transaction we become more experienced in solving the needs of professional sellers and buyers in the marketplace. For example, we have used our expertise to develop world class marketing capabilities to serve professional buyers and sellers. We were recently honored with Two International WebAwards for Outstanding Web Site Development from the Web marketing association in recognition of our strength in this area. In another example, we used our domain expertise to develop an innovative inventory assurance process for the DOD under our surplus contract using LSI proprietary technology. We believe these types of services increase the level of integration, sophistication and switching costs of our platform with our clients.

We will continue to leverage our knowledge and domain expertise over time as a source of competitive advantage.

We are also excited by the fact that we have a tremendous untapped market opportunity both in the commercial and government sectors.

We believe 300-400 U.S. companies represent $5 to $10 Billion of potential GMV opportunity for our platform.

The Company continues to educate this target market on the efficiency of our e-commerce platform and integrated services. During FY2006 our model continued to demonstrate our superior value proposition by increasing the sales value realized on goods sold, enhancing the level of visibility and compliance in how surplus goods are tracked in the reverse supply chain and by delivering a complete solution tailored to B2B customers.

These points are illustrated in our results. Our commercial GMV grew over 100% YOY during FY2006 and remains the fastest growing part of our business moving forward. Our growth continues to diversify our supplier contracts.  We expect the percentage of GMV associated with our commercial business to trend towards 40% of our overall GMV during FY2007; while the percentage of GMV associated with our DOD surplus contract, which stood at approximately 40% in Q4, is expected to continue to decline throughout FY2007.

However, the government sector represents an attractive market opportunity for our company as well.

In our opinion the macro trends in Department of Defense (“DOD”) activities bode well for our business. The surplus and scrap goods that move through our marketplace are a lagging indicator of the DoD’s historical spend on equipment and materials; and DoD spending levels during the past several years have been historically high. In addition, DOD Base Relocation and Closure (“BRAC”) Activities are still in the early phase of implementation. In our opinion, there remains a large volume of end-of-life surplus equipment and scrap materials that has yet to enter the Reverse Supply Chain and our marketplace.

We have also observed that the increased financial value from our model is greatly appreciated by budget constrained government agency clients at the federal, state and local level. We have, in many cases, doubled or tripled the net sales values realized for these clients, further strengthening our reputation as an industry best practice to dispose of government surplus assets.

Next, I would like to make a few comments regarding our forward guidance.

Our overall FY2007 growth targets for GMV and EBITDA are in line with our stated goals of 25% top line growth and 30% bottom line growth.  The primary engines for growth continue to be our commercial and scrap businesses.

We expect to achieve our overall FY07 growth targets despite the fact that GMV associated with our DoD Surplus contract is expected to be constrained in the early part of FY07 as we commence the rollout of the new inventory assurance services associated with our modified Surplus contract. I am pleased to report that the rollout of all four Controlled Property center hubs with the DoD occurred as anticipated on December 1. GMV associated with our DoD surplus business is expected to trend upward as we begin processing property through these centers. We expect to incur additional costs associated with this rollout during the December quarter which were not incurred during our September quarter.

Our focus remains on meeting overall GMV and profitability targets for FY2007. Note, however that quarterly results during the year may be impacted by the timing of our scrap sales. As you may have already observed our scrap business consists of much larger lot sizes, in some cases more than $1 million. Individual sales and the timing of their closing and the processing of end-use certificates by Government personnel can have a material impact on final results for a given month or quarter, particularly during the end of the calendar year.

Finally, our FY2007 guidance does not include any impact related to incentive provisions under our modified Surplus Contract nor any meaningful contribution related to the drawdown and sale of surplus property due to the DoD’s BRAC initiatives.

Thanks for your attention and at this time we will open up the discussion to questions.